Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of
April 30, 2008
between
ATARI, INC.
INFOGRAMES ENTERTAINMENT, S.A.,
as the Lender

i

ii

SCHEDULES:

Schedule 2.01	—	Commitment
Schedule 3.06	—	Disclosed Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.07	—	Affiliate Transactions
Schedule 6.08	—	Existing Restrictions
EXHIBITS:

Exhibit A	—	Form of Officer’s Certificate
Exhibit B	—	Budget
Exhibit C	—	List of Closing Documents

iii

          CREDIT AGREEMENT, dated as of April 30, 2008, between ATARI, INC., as the Borrower and INFOGRAMES ENTERTAINMENT, S.A., as the Lender.
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of all or substantially all of the assets of, or all of the Equity Interests in, a Person or division or line of business of a Person.
          “Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent that designation of such Foreign Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause a Deemed Dividend Problem.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided that the Lender shall not be an “Affiliate” as such term is used in this Agreement or in any other Loan Document.
          “Aggregate Commitment” means $20,000,000.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Rate” means, for any day, the following per annum rates:

APPLICABLE RATE
EURODOLLAR	ABR
BORROWING	BORROWING
7.00%	6.00%
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of September 30, 2008 and the date of termination of the Commitment.

          “BlueBay” means BlueBay High Yield Investments (Luxembourg) S.A.R.L.
          “BlueBay Credit Agreement” means that certain Credit Agreement dated as of November 3, 2006 by and among the Borrower, Guggenheim Corporate Funding, LLC, predecessor in interest to BlueBay, as Administrative Agent, and the Lenders from time to time party thereto, as the same has been and may be amended, modified, restated and supplemented from time to time.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Atari, Inc., a Delaware corporation.
          “Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03.
          “Budget” means the Borrower’s budget attached hereto as Exhibit B, as supplemented pursuant to Section 5.01(f); provided that the Borrower may submit a new budget within thirty (30) days of the Effective Date, and such budget shall, subject to the consent of the Lender, which consent shall be given or withheld in the Lender’s commercially reasonable discretion, become the Budget as defined and referred to herein (provided that BlueBay has agreed to add such supplemental budget as a part of the Budget under the BlueBay Credit Agreement), it being understood that the Budget hereunder and the Budget under and as defined in the BlueBay Credit Agreement shall be identical.
          “Budget Period” means each rolling four-week period covered by the Budget, commencing with the week ending April 11, 2008.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Certified Variance Report” has the meaning given such term in Section 5.01(e).

          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, unless such acquisition occurs as a result of the Lender’s sale of some or all of the Equity Interests of the Borrower held by the Lender; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than the Lender or any affiliate of the Lender).
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means all property and interests in property now owned or hereafter acquired by any Credit Party in or upon which a security interest or Lien or mortgage is from time to time granted to the Lender, for the benefit of the Holders of Obligations, whether under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.
          “Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Lender is granted a security interest in Collateral, including, the Pledge and Security Agreement, and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Lender, together with all agreements and documents referred to therein or contemplated thereby.
          “Commitment” means the commitment of the Lender to make Loans hereunder.
          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Parties Guaranty” has the meaning given such term in Section 5.09.
          “Credit Party” means the Borrower and any Subsidiary Guarantor.

          “Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and all matters disclosed in the Merger Disclosures.
          “Dollars,” “dollars,” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar,” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Lender, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which the Lender is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
          “Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests from being pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
          “Financial Officer” means the chief executive officer, chief financial officer (or acting chief financial officer), president, controller or treasurer of the Borrower.
          “Financials” means the annual or quarterly or monthly financial statements, and accompanying certificates and other documents, of the Borrower required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c).
          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) the Lender in respect of the Loans and all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (ii) each indemnified party under Section 8.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (iii) their respective successors and (in the case of the Lender, permitted) transferees and assigns.
          “IESA” shall mean Infogrames Entertainment, S.A., a French corporation.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by preferred stock, bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, up to the value of the property subject to such Lien or, if greater, the Indebtedness secured thereby that is assumed by such Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Insolvency Event” has the meaning assigned to such term in Section 8.12.
          “Intercompany Indebtedness” has the meaning assigned to such term in Section 8.12.
          “Intercreditor Agreements” means, collectively, (i) that certain Temporary Liquidity Facility Intercreditor Agreement dated as of the Effective Date by and among the Lender, BlueBay and the Borrower, and (ii) that certain Intercreditor Agreement dated as of November 21, 2007 by and among IESA, BlueBay and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.
          “Interest Payment Date” means with respect to any Loan, the last Business Day of each calendar month.
          “Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
          “Lender” means Infogrames Entertainment, S.A.
          “LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.04(d), the Collateral Documents, any Credit Parties Guaranty, the Intercreditor Agreements and any and all other instruments and documents executed and delivered in connection with any of the foregoing.
          “Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.
          “Material Adverse Deviation” means, as of the date of determination, an adverse deviation in excess of (i) 20%, in respect of the Budget line items for (x) total receipts, (y) research and development, or (z) overhead plus distribution and freight, or (ii) $1,000,000, in respect of the Budget line item for cash flow.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, performance, prospects or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the validity or enforceability of this Agreement or the rights of or benefits available to the Lender under this Agreement and the other Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means the earlier of (i) December 31, 2008 and (ii) the date that any party to the Merger Agreement elects to terminate the Merger Agreement pursuant to Section 7.1, 7.2 or 7.3 thereof.
          “Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof by and among IESA, IRATA Acquisition Corp., a Delaware corporation, and the Borrower.
          “Merger Disclosures” means the matters disclosed in the “Company Disclosure Schedule” as that term is defined in the Merger Agreement.
          “Moody’s” means Moody’s Investors Service, Inc.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than fees and expenses paid to Affiliates at prices or on terms and conditions less favorable to the Borrower or any such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that “Net Proceeds” shall include on a dollar-for-dollar basis all amounts remaining in such reserve after such liability shall have been satisfied in full or terminated.
          “Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Lender, or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, any Collateral Document or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in any case, including such amounts which accrue after the commencement by or against any Credit Party of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, notwithstanding the commencement of such proceeding, and the operation of Section 502(b)(2) of the United States Bankruptcy Code (11 U.S.C. §§ 101, et seq.)), and any other sum chargeable to the Borrower or any Subsidiary under this Agreement or any other Loan Document.
          “Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any Subsidiary thereof with respect to receivables sold by such Person or such Subsidiary, (b) any liability under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person or any Subsidiary thereof, (c) any liability of such Person or any Subsidiary thereof under any financing lease, so-called “synthetic” lease or “tax ownership operating lease” transaction, (d) any obligation under a receivables purchase facility or other similar asset securitization transaction that would be characterized as principal if such facility were structured as a secured lending transaction rather than a purchase, or (e) any obligation of such Person or any Subsidiary thereof arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses, does not constitute a liability on the consolidated balance sheet of such Person or any Subsidiary thereof.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Deviation” means any deviation from any line item in the Budget that is not a Material Adverse Deviation.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 from S&P and at least P-2 from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
          (f) in the case of investments of any Foreign Subsidiary or non-domestic branch of the Borrower, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency; and
          (g) in the case of investments by any Foreign Subsidiary or non-domestic branch of the Borrower, investments in time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of the Borrower or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, by and among the Credit Parties party thereto and the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Prime Rate” means for any day the prime rate as published for each Business Day (or if such a day is not a Business Day, the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate.”
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Guarantor” means each Subsidiary of the Borrower (other than any Affected Foreign Subsidiary) which executes a Credit Parties Guaranty in favor of the Lender.

          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “TDU License Agreements” shall mean the TDU Trademark License Agreement and the TDU Other IP License Agreement, collectively.
          “TDU Other IP License Agreement” shall mean that certain General Intellectual Property and Proprietary Rights (Other Than Trademark Rights) License of the Test Drive Franchise, dated as of November 8, 2007 between the Borrower, as licensor, and IESA, as licensee, in respect of the video game called “Test Drive Unlimited” and the intellectual property and proprietary rights associated therewith, as amended, amended and restated, supplemented or otherwise modified from time to time with the prior consent of the Lender.
          “TDU Trademark License Agreement” means that certain Trademark License of the Test Drive Franchise, dated as of November 8, 2007 between the Borrower, as licensor, and IESA, as licensee, in respect of the video game called “Test Drive Unlimited” and the trademarks associated therewith, as amended, amended and restated, supplemented or otherwise modified from time to time with the prior consent of the Lender.
          “Total Consideration” means the total consideration and other amounts payable in connection with any Acquisition, including any portion of the consideration payable in cash, any consideration constituting the deferred purchase price for such Acquisition and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
          “Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the LIBO Rate or the Alternate Base Rate.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          SECTION 2.01. Commitment. Subject to the terms and conditions hereof, the Lender shall make Loans in an aggregate amount up to the Aggregate Commitment, which Loans shall be available for draw from time to time during the Availability Period. Loans repaid may not be reborrowed, except that Loans prepaid from excess cash under and in accordance with Section 2.05(f) may be reborrowed subject to the terms and conditions hereof, including Section 2.02 (provided that in no event shall the aggregate outstanding principal balance of all Loans exceed the amount of the Aggregate Commitment).
          SECTION 2.02. Loans.
          (a) Subject to Section 2.07, each Loan shall be a Eurodollar Loan and maintained as such. The Lender at its option may make any Loan by causing any domestic or French Affiliate of the Lender to make such a Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (b) Each Loan shall be in a minimum amount of $100,000 and shall not exceed one hundred and twenty percent (120%) of the cash shortfall of the Borrower as projected in the Budget for the week following the date such Loan is made.
          (c) The Borrower shall not request, and the Lender shall not provide, more than one (1) Loan during any seven (7) day period during the Availability Period.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Borrowings. To request a Loan, the Borrower shall notify the Lender of such request by telephone not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the amount of the requested Loan;
     (ii) the date of such Loan, which shall be a Business Day; and
     (iii) the location and number of the Borrower’s account to which funds are to be disbursed.
All Loans shall have an Interest Period equal to one month.
          SECTION 2.04. Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loans on the Maturity Date.
          (b) The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loans, including the amount and type of each Loan, and the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
          (c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (d) The Lender may request that Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by a promissory note in such form payable to the order of the Lender.
          SECTION 2.05. Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, provided that the Borrower pays the funding compensation required by Section 2.09 and such prepayment is in a minimum amount equal to $100,000 or any integral multiple of $100,000 in excess thereof.
          (b) In the event and on such occasion the Borrower or any Subsidiary receives Net Proceeds from the issuance or sale by the Borrower or any Subsidiary of any Equity Interests, in each case within three (3) Business Days after the Borrower’s or any Subsidiaries’ receipt of such Net Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without the Borrower’s consent to any Eurodollar Loan until the last day of the Interest Period therefor.
          (c) In the event and on such occasion the Borrower or any Subsidiary receives Net Proceeds from the incurrence by the Borrower or any Subsidiary of any Indebtedness not permitted pursuant to Section 6.01, within three (3) Business Days after the Borrower’s or any Subsidiaries’ receipt of such Net Proceeds the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Rate Loan until the last day of the Interest Period therefor.
          (d) In the event and on such occasion the Borrower or any Subsidiary receives any Net Proceeds from the sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Borrower or any Subsidiary, other than (i) dispositions described Section 6.10 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $100,000 in the case of any single transaction or series of related transactions or (B) $250,000 for all such dispositions during any fiscal year of the Borrower, in each case within three (3) Business Days after the Borrower’s or any Subsidiary’s receipt of such Net Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Rate Loan until the last day of the Interest Period therefor.
          (e) In the event and on such occasion the Borrower or any Subsidiary receives any Net Proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, within three (3) Business Days after the Borrower’s or any Subsidiaries’ receipt of such Net Proceeds, the Borrower shall, except as otherwise permitted below, make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds, but only to the extent that (i) the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset or to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries within 90 days after receipt of such Net Proceeds or (ii) a written contract or agreement has not been entered into during such 90-day period to so apply such Net Proceeds during the period ending 180 days after such receipt; provided, however, that, so long as no Event of Default has occurred and is continuing, no such repayment shall be applied without Borrower’s consent to any Eurodollar Loan until the last day of the Interest Period therefor.
          (f) On the last Business Day of each calendar month, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the amount by which the Borrower’s cash receipts (excluding Loan proceeds) exceeded the Borrower’s cash disbursements during the most recently completed four (4) calendar weeks, as determined by reference to the most recently delivered Certified Variance Report.
          (g) Prior to any optional or prepayment of Loans hereunder, the applicable Borrower shall select the Loan or Loans to be prepaid and shall specify such selection in the notice of such prepayment.
          (h) The terms of this Section 2.05 are subject to the terms of the Temporary Liquidity Facility Intercreditor Agreement.
          SECTION 2.06. Interest.
          (a) Each ABR Loan shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) Each Eurodollar Loan shall bear interest at the LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Rate.
          (c) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, interest shall accrue at the rate per annum equal to two percent (2%) in excess of (i) in the case of the unpaid principal amount of any Loan, the rate otherwise applicable to such Loan as provided in the previous paragraphs of this Section, and (ii) in the case of any other amount, the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
          SECTION 2.07. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:
          (a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period;
          (b) the Lender determines (which determination shall be conclusive absent manifest error) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining such Loan for such Interest Period; or
          (c) the Lender determines (which determination shall be conclusive absent manifest error) that maintenance of the Eurodollar Loans or booking the Loans hereunder would violate any applicable law, rule, regulation or directive, whether or not having the force of law;
then the Lender shall give notice thereof to the Borrower by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, such Loan shall be made as an ABR Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then the other Type of Loans shall be permitted.
          SECTION 2.08. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the LIBO Rate); or
     (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining its share of any Eurodollar Loan (or of maintaining its obligation to make its share of any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

          (b) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in paragraph (a) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (c) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.09. Break Funding Payments. In the event of
          (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default),
          (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for any loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of
     (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over
     (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.10. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or

Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
     (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made,
     (ii) the Borrower shall make such deductions and
     (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
          (e) If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, the Lender shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.11. Payments Generally.
          (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.08, 2.09 or 2.10, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no time is expressly required, prior to 12:00 noon, New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its main offices at New York, New York or to such other office within the United States of America as otherwise designated from time to time by the Lender, except that payments pursuant to Sections 2.08, 2.09, 2.10 and 8.03 shall be made directly to the Persons entitled thereto. If any payment hereunder of under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first towards payment of the Lender’s costs and expenses, if any, then accrued hereunder, then to payments of interest and fees then due hereunder, and then to payments of principal then due hereunder.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lender that:
          SECTION 3.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted or proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Merger Disclosures identify the Borrower and each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower or such Subsidiary, and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Borrower are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on the Merger Disclosures as owned by the Borrower are owned, beneficially and of record, by the Borrower free and clear of all Liens (other than Liens created by the Collateral Documents).
          SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate or other organizational powers, as applicable, and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equity holder action, as applicable. This Agreement, and each of the other Loan Documents, has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and to requirements of reasonableness, good faith and fair dealing.
          SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on the Merger Disclosures, the Transactions
          (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect,
          (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority,
          (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and
          (d) will not result in the creation or imposition of any Lien on any asset of the Borrower except Liens created under the Loan Documents.
          SECTION 3.04. Financial Condition; No Material Adverse Change. The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended March 31, 2007 reported on by Deloitte & Touche LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2007, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
          SECTION 3.05. Subsidiaries. A correct and complete list of all Subsidiaries of the Borrower and their respective jurisdictions of organization is set forth in the Merger Disclosures. Except as set forth in the Merger Disclosures, to the Knowledge of the Borrower, (a) each of the Subsidiaries of the Borrower is directly or indirectly wholly owned by the Borrower, and the equity of each such Subsidiary is owned free and clear of any Liens, (b) the Borrower does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the

Subsidiaries of the Borrower, and (c) each of the Subsidiaries does not conduct any business or other activities, is inactive, is not party to any Contracts and has no employees, minimal assets and no liabilities. As used in this section only, “Knowledge” means the actual knowledge of Jim Wilson, Kristina Pappa and Arturo Rodriguez.
          SECTION 3.06. Properties.
          (a) The Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (c) The Merger Disclosures set forth the address of each parcel of real property that is owned, and each material parcel of property that is leased, by the Borrower or any of the Subsidiaries.
          SECTION 3.07. Litigation and Labor Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except for the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except for the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.
          SECTION 3.08. Compliance with Laws and Agreements; No Burdensome Restrictions.
          (a) Except for Disclosed Matters, the Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect (except for Disclosed Matters) or (ii) any agreement or instrument evidencing or governing Indebtedness.

          (b) The Borrower is not party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.
          (c) The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect (except for Disclosed Matters) or (ii) any agreement or instrument evidencing or governing Indebtedness.
          SECTION 3.09. Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.10. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown thereon as required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.12. Disclosure. The Borrower has disclosed to the Lender (either herein or in the Disclosed Matters) all contractual, corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) in the aggregate do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.13. No Default. The Borrower is in compliance in all material respects with the terms and conditions of this Agreement, and no Default has occurred and is continuing.
          SECTION 3.14. Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.
          SECTION 3.15. Contingent Obligations. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect (except for Disclosed Matters), the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.
          SECTION 3.16. Regulation U.
          (a) Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
          (b) The Borrower shall use the proceeds of the Loans solely for the purposes set forth in Section 5.08. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
          SECTION 3.17. Insurance. The Borrower maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Merger Disclosures set forth a description of all material insurance maintained by or on behalf of the Borrower as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower is adequate.
          SECTION 3.18. Collateral Documents. The Collateral Documents create, as security for the obligations purported to be secured thereby, a valid and enforceable interest in and Lien on all of the properties covered thereby in favor of the Lender, and upon the filing of any financing statements, notices or mortgages contemplated thereby in the offices specified therein, such Liens (other than Liens permitted under Section 6.02 and the Collateral Documents) shall be superior to and prior to the right of all third Persons and subject to no other Liens (excluding any Liens existing under or in connection with the BlueBay Credit Agreement).
ARTICLE IV
Conditions
          SECTION 4.01. Conditions Precedent to Closing. The obligations of the Lender to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

          (a) The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Borrower, covering such matters as the Lender shall request.
          (c) The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Borrower, (ii) the authorization of the Transactions and (iii) any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Lender and its counsel.
          (d) All governmental and third party approvals necessary or, in the discretion of the Lender, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be continuing in full force and effect.
          (e) The Lender shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (f) The Lender shall have received all amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (g) All other legal and regulatory matters shall be satisfactory to the Lender.
          (h) Except for Disclosed Matters, there shall be no pending or threatened litigation, arbitration, administrative proceeding or consent decree that would reasonably be expected to (a) result in a Material Adverse Effect (except for Disclosed Matters) or (b) have a material adverse effect on the ability of the Credit Parties to consummate the Transactions.
          (i) The Lender shall have received evidence that the BlueBay Credit Agreement is in effect, that no “event of default” or event that with the giving of notice or the passage of time or both would become an “event of default” has occurred and is continuing thereunder and that all amounts which may be advanced thereunder to the Borrower have been advanced.
          (j) The Lender shall have received such documents and certificates as the Lender or its counsel may request, all in form and substance satisfactory to the Lender and its counsel and as further described in the list of closing documents attached as Exhibit C hereto.
The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., New York City time, on the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).
          SECTION 4.02. Conditions Precedent to Each Loan. The obligation of the Lender to make a Loan on the submission by the Borrower of a Borrowing Request, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations or warranties were made with respect to a specific date.
          (b) At the time of and immediately after making such Loan no Default or Event of Default shall have occurred and be continuing.
          (c) Since the date of this Agreement, there shall not have occurred a “Company Material Adverse Effect” (as that term is defined in the Merger Agreement) and the Borrower shall not have failed to satisfy any of the conditions set forth in Sections 6.2(a), (b), (d), (e) or (i) of the Merger Agreement (other than any of such conditions that have been waived).
          (d) The Merger Agreement shall not have been terminated by any party in accordance with its terms or otherwise ceased to be in full force and effect against any party thereto for any reason.
ARTICLE V
Affirmative Covenants
          Until the Commitment has expired or been terminated and the principal of and interest on the Loans and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:
          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Lender:
          (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by JH Cohn LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’

equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the figures budgeted for the fiscal quarter reported on, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) within thirty (30) days after the end of each month, an unaudited balance sheet and unaudited statements of income and stockholders’ equity and cash flow of Borrower on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end audit adjustments and the absence of footnotes. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (x) the current fiscal period and the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the figures budgeted for the month reported on;
          (d) concurrently with any delivery of financial statements under clause (c) above, but in any event not less than within thirty (30) days after the end of each month, a certificate (substantially in the form of Exhibit A hereto) of a Financial Officer of the Borrower (i) certifying that, based on an examination sufficient to permit such Financial Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (e) weekly, on or before the third Business Day of each week, in form and substance, and in line item detail, satisfactory to the Lender, a report (a “Certified Variance Report”) specifying the variances, if any, between the results of operations for the immediately preceding Budget Period (including actual cash receipts and expenditures) and the projections for such Budget Period in the Budget, which shall be accompanied by a certificate of a Financial Officer of the Borrower certifying the Borrower’s compliance with the Budget (including the absence of any Material Adverse Deviation) and that the variance report fairly presents the results of operations of the Borrower and its Subsidiaries for the Budget Period covered thereby;
          (f) not later than each four week anniversary of the Effective Date, a supplemental budget containing projections of the Borrower for the Budget Period following the end of the period covered by the then current Budget, which supplemental budget shall, upon the Lender’s approval thereof, which approval shall be given or withheld in the Lender’s commercially reasonable discretion, supplement and be considered a part of the Budget (provided that BlueBay has agreed to add such supplemental budget as a part of the Budget under the BlueBay Credit Agreement), it being understood that the Budget hereunder and the Budget under and as defined in the BlueBay Credit Agreement shall be identical; and
          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and any other Loan Document, as the Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the business operations and the rights, licenses, permits, privileges and franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.04. Payment of Obligations. The Borrower will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property that is material to the conduct of the business of the Borrower in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and the Borrower will furnish to the Lender upon request full information as to the insurance carried. The Borrower shall deliver to the Lender endorsements in form and substance reasonably acceptable to the Lender (x) to all “All Risk” physical damage insurance policies on all of the Borrower’s tangible real and personal property and assets and business interruption insurance policies naming the Lender as lender loss payee and (y) to all general liability, property and casualty policies naming the Lender as an additional insured; provided, that the Borrower shall not be required to deliver to the Lender such endorsements to any automobile insurance policies. In the event the Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lender deems advisable. All sums so disbursed by the Lender shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower shall direct all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors and any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Lender, to the extent such proceeds are required to be used to prepay the Obligations pursuant to the terms hereof or any other Loan Document. Each such policy shall contain a long-form loss-payable endorsement naming the Lender as lender loss payee, which endorsement shall be in form and substance reasonably acceptable to the Lender.
          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Lender, upon reasonable prior notice, at the sole cost of the Borrower, to visit and inspect any of its property, including the Collateral, books and financial records of the Borrower, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, however, unless an Event of Default has occurred and is continuing, the Borrower shall only be obligated to pay for the costs and expenses of a total of four (4) such visits in any fiscal year. In the absence of an Event of Default, the Lender exercising any rights pursuant to this Section 5.06 shall give Borrower reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Default or Event of Default.
          SECTION 5.07. Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for working capital purposes, consistent with the Budget. Proceeds of Loans, and any of the Borrower’s cash on hand, may be used by the Borrower in any Budget Period only in the amounts and for the expenditures set forth in the Budget for such Budget Period, subject to any Permitted Deviation. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09. Credit Parties Guaranty. The Borrower shall cause each of Borrower’s Subsidiaries created or acquired after the date hereof which the Lender has determined to be active to guarantee the Obligations. In furtherance of the above, the Borrower shall promptly (and in any event within 30 days thereof) (i) provide written notice to the Lender upon any Person becoming a Subsidiary, setting forth information in reasonable detail describing all of the assets of such Person, (ii) cause such Person to execute (x) a guaranty in such form and containing such terms and conditions as the Lender shall determine in its sole discretion (such guaranty, as amended, restated, supplemented or otherwise modified from time to time, a “Credit Parties Guaranty”), and (y) such Collateral Documents as are necessary for the Borrower and its Subsidiaries to comply with this Section 5.09 and Section 5.10, (iii) cause 100% (or if a Deemed Dividend Problem or foreign withholding tax problem exists, 65%) of the issued and outstanding equity interests of such Person to be delivered to the Lender (together with undated stock powers signed in blank, if applicable) and pledged to the Lender pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Lender and (iv) deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including, certified resolutions and other authority documents of such Person and, to the extent requested by the Lender, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Lender. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver a Credit Parties Guaranty or such Collateral Documents if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary.
          SECTION 5.10. Collateral.
          (a) The Borrower will cause, and will cause each other Credit Party to cause, all of its owned property to be subject at all times to first priority, perfected Liens in favor of the Lender, to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 or by the Collateral Documents. Without limiting the generality of the foregoing, the Borrower will cause 100% (or if a Deemed Dividend Problem or foreign withholding tax problem exists, 65%) of the issued and outstanding equity interests of each Credit Party directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Lender (subject in any case to Liens permitted by Section 6.02 or by the Collateral Documents) in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Lender shall reasonably request, together with such other documentation as the Lender may reasonably request in connection with the foregoing, including certified resolutions and other authority documents of such Person and, to the extent requested by the Lender, customary opinions of counsel with respect to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Lender.
          (b) The Lender and the Borrower, on behalf of itself and the other Credit Parties, irrevocably authorize the Lender, at its option and in its reasonable judgment, in the event that, at any time, the Lender determines that it does not have a perfected Lien on substantially all of the assets of any Credit Party to secure the Obligations, to obtain perfected Liens on such unencumbered assets as the Lender deems necessary to secure the Obligations. The Borrower shall provide, and cause the other Credit Parties to provide, the Lender with all information reasonably requested by the Lender from time to time related to assets owned by the Borrower and the Borrower’s Subsidiaries, shall cooperate fully with the Lender with respect to the performance of due diligence and the execution of instruments and other Collateral Documents and making of any filings necessary to facilitate such Lien perfection (including certified resolutions and other authority documents of any applicable Subsidiary and, to the extent requested by the Lender, customary opinions of counsel with respect to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Lender) and shall pay all reasonable costs and expenses incurred by the Lender and its counsel in connection therewith, whereupon such Subsidiary shall thereafter be deemed a “Credit Party” hereunder. Notwithstanding the foregoing, no pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the Holders of Obligations pursuant to legally valid, binding and enforceable pledge agreements.
ARTICLE VI
Negative Covenants
          Until the Commitment has expired or terminated and the principal of and interest on the Loans and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:
          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the maximum principal amount thereof;
          (c) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

          (d) Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary Guarantor of Indebtedness of the Borrower or any other Subsidiary Guarantor;
          (e) Indebtedness of the Borrower arising under TDU License Agreements;
          (f) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit; and
          (g) Indebtedness of the Borrower under the BlueBay Credit Agreement.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) Liens created to secure obligations arising under the TDU License Agreements; and
          (d) Liens created by the Collateral Documents; and
          (e) Liens in favor of BlueBay which secure the Borrower’s or any Subsidiary’s obligations under the BlueBay Credit Agreement or any agreements related thereto.
          SECTION 6.03. Fundamental Changes.
          (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or here-after acquired), or liquidate or dissolve, except pursuant to the Merger Agreement and except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing
     (i) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary Guarantor; provided, however, that in no circumstance shall a Domestic Subsidiary merge into a Foreign Subsidiary in a transaction in which such Foreign Subsidiary is the surviving entity,

     (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Subsidiary Guarantor, and
     (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses (and businesses reasonably related thereto) of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
          (a) Permitted Investments;
          (b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;
          (c) loans or advances made by the Borrower to any Subsidiary Guarantor and made by any Subsidiary to the Borrower or any other Subsidiary Guarantor;
          (d) Guarantees constituting Indebtedness permitted by Section 6.01;
          (e) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business; and
          (f) advance payments of production costs and developer’s fees to developers of games marketed by the Borrower in the ordinary course of business consistent with past practice to Persons that are not Affiliates of the Borrower.
          SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except
          (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and

          (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or to Subsidiary Guarantors, and (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; provided that at the time of such Restricted Payment, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
          SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except
          (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,
          (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate,
          (c) pursuant to agreements and arrangements existing on the date hereof as set forth in the Borrower’s most recent Form 10-K and subsequently-filed Forms 10-Q and 8-K made prior to the date hereof or on Schedule 6.07,
          (d) any Restricted Payment permitted by Section 6.06, and
          (e) transactions pursuant to the TDU License Agreements.
          SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement (other than the Loan Documents) or other arrangement that prohibits, restricts or imposes any condition upon
          (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or
          (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that

     (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement,
     (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),
     (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,
     (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed under the TDU License Agreements or by any other agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and,
     (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.09. Changes in Fiscal Year. The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.
          SECTION 6.10. Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise dispose of its assets to any other Person except for:
          (a) sales of inventory for fair value in the ordinary course of business;
          (b) sales or other dispositions of obsolete, uneconomic or worn-out or no longer used or useful assets in the ordinary course of business;
          (c) dispositions of cash and Permitted Investments in the ordinary course of business; and
          (d) the licensing of intellectual property, other than where the grant of such license would prohibit the Borrower from continuing to retain full rights in such intellectual property, so long as the aggregate value of all such licensed intellectual property does not exceed $8,500,000 at any time, and that all such licenses are on terms and subject to documentation in form and substance reasonably satisfactory to the Lender;
provided that, with respect to any sale, lease or disposition of assets pursuant to this Section 6.10, (i) the Net Cash Proceeds of such sale or other disposition of assets are applied as required by Section 2.05(d) and (ii) at the time of such sale or other disposition, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          SECTION 6.11. Sale and Leaseback Transactions. No Credit Party shall enter into any Sale and Leaseback Transaction.
          SECTION 6.12. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of the amount set forth in the Budget for Capital Expenditures of the Borrower and its Subsidiaries during any fiscal quarter of the Borrower.
          SECTION 6.13. Subsidiaries. The Borrower will not conduct any material business through any of its current Subsidiaries, nor will it lend money to or contribute to the capital of any of its current Subsidiaries.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of the Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on the Loans or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) (i) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(f), 5.02, 5.03 (with respect to organizational existence), 5.08, 5.09, or 5.10 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;
          (e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Lender to the Borrower or (ii) an officer of the Borrower becomes aware of any such breach;

          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to all applicable cure periods;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Subsidiary shall
     (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
     (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,
     (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets,
     (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,
     (v) make a general assignment for the benefit of creditors or
     (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments (other than a judgment covered by insurance, but only if the insurer has admitted liability with respect to such judgment) for the payment of money in an aggregate amount in excess of $1,000,000 net of insurance shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;
          (m) a Change in Control or a Material Adverse Deviation shall occur;
          (n) any Loan Document shall fail to remain in full force or effect against any Credit Party party thereto (except to the extent such Credit Party has been released from its obligations thereunder in accordance with this Agreement or such other Loan Document or such Loan Document has expired or terminated in accordance with its terms) or any Credit Party shall take any action to discontinue or to assert the invalidity or unenforceability of, or any action that results in the discontinuation or invalidity or unenforceability of, any Loan Document in any material respect or any Lien in favor of the Lender under the Loan Documents (except as contemplated by the Loan Documents), or such Lien shall not have the perfection or priority contemplated by the Loan Documents, or the Intercreditor Agreements or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any of the parties thereto (other than the Lender) shall deny or disaffirm their respective obligations thereunder or any of the parties thereto (other than the Lender) shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof; or
          (o) any default with respect to the obligations of the Borrower occurs under the TDU License Agreements or the Merger Agreement, or any Event of Default occurs under the BlueBay Credit Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:
     (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and
     (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the

Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
Miscellaneous
          SECTION 8.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to the Borrower, to it at 417 Fifth Avenue, New York, New York 10016, Attention: Arturo Rodriguez, (Facsimile No.: 212-726-6590, email address: arturo.rodriguez@atari.com), with a copy to Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York 10005, Attention Thomas C. Janson (Facsimile No.: (212) 822-5899, email: tjanson@milbank.com); and
     (ii) if to the Lender, then to Infogrames Entertainment, S.A., 1 Place Verrazzano, 69252 Lyon Cedex 09, France, Attention: Legal Affairs (Facsimile No.: 33-(0)-4-37-64-30-95), with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York New York, 10104, Attention Russell Weiss (Facsimile No.: 212-468-7900, email: rweiss@mofo.com.).
          (b) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 8.02. Waivers; Amendments.
          (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
          SECTION 8.03. Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay
     (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),
     (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, provided that, in the case of a workout or a Default, the Borrower shall be obligated to pay the attorneys’ fees and expenses for only one law firm for the Lender in addition to any required local counsel.
          (b) The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of
     (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the other Loan Documents,
     (ii) any Loan or the use of the proceeds therefrom,
     (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) relate to a claim arising solely under the Merger Agreement.
          (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
          (d) All amounts due under this Section shall be payable promptly not later than fifteen days after written demand therefor.
          SECTION 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). The Lender may assign or otherwise transfer its rights or obligations hereunder without obtaining the consent of the Borrower. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and its Subsidiaries in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.08, 2.09, 2.10 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.
          SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 8.12. Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any Subsidiary Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its property shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor, including, the Subsidiary Guarantors, to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any guarantor, including the Subsidiary Guarantors, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Obligations in those assets. The Borrower shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such guarantor is dissolved or if substantially all of the assets of any such guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any guarantor, including the Subsidiary Guarantors, to the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Lender for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations (and their Affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Lender, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holder of Obligations. If the Borrower fails to make any such endorsement or assignment to the Lender, the Lender or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations (and their Affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Lender) any claim the Borrower has or may have against any guarantor, including the Subsidiary Guarantors.
          SECTION 8.13. Subject to Intercreditor Agreement. This Agreement is subject to the terms of the Temporary Liquidity Facility Intercreditor Agreement.
The remainder of this page is intentionally blank.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATARI, INC.
By:	/s/ Eugene I. Davis
	Name:	Eugene I. Davis
	Title:	Chairman of the Board of Directors

Signature Page to Atari Credit Agreement

INFOGRAMES ENTERTAINMENT, S.A., as the Lender
By:	/s/ David Gardner
	Name:	David Gardner
	Title:	CEO

Signature Page to Atari Credit Agreement